[PALMETTO BANK LOGO OMITTED]




FOR IMMEDIATE RELEASE                             For More Information, Contact:
July 9, 2004                                      Ida Smith, 864/984-8395
                                                  ismith@palmettobank.com



                    Palmetto Bancshares, Inc. Reports Strong
                  Asset Growth of 9.5% for Second Quarter 2004

UPSTATE, SC - Leon Patterson, chairman and chief executive officer of Palmetto Bancshares, Inc., parent company for The Palmetto Bank, reported net income for the quarter ending June 30, 2004, of $2.8 million, a 3% increase over the same period of 2003. Net income for the six months ended June 30, 2004, was $5.8 million, a 4% increase over $5.6 million reported for the same period in 2003.

     Net income per share (diluted) for the second quarter of 2004 was $.44, a 5% increase over the $.42 per diluted share reported for the second quarter of 2003. Net income per diluted share for the six months ended June 30, 2004, was $.91, a 7% increase over $.87 per diluted share reported for the same period of 2003.

     Increased net income for the six-month period ended June 30, 2004, was a result of a 5% increase in noninterest income and a 17% decline in the provision for loan losses.

     Total assets at the end of the second quarter were $941.5 million, an increase of 9.5%, or $81.5 million, over total assets at June 30, 2003. The company reported total assets under management, including mortgage loans serviced for others and trust and investment assets, of $1.6 billion at June 30, 2004, an 8% increase from the total reported at June 30, 2003.

                                      MORE

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Palmetto Bancshares, Inc. Reports Second Quarter Earnings
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     At June 30, 2004,  total loans increased 6% to $723.1 million,  while total deposits rose to $818.8 million, a 5% increase over June 30, 2003.

     Founded in 1906, The Palmetto Bank is one of the oldest community banks in South Carolina. The Palmetto Bank is an independent state bank with 30 locations throughout the Upstate counties of Abbeville, Anderson, Cherokee, Greenville, Greenwood, Laurens, Oconee, and Spartanburg.

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(Date Reported: July 9, 2004)